RESOLUTIONS AMENDING THE WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK PLAN

WHEREAS, under Article 9.1 of the Walgreen Co. Nonemployee Director Stock Plan (the "Plan"), the Board of Directors retained the right to amend the plan from time to time; and

WHEREAS, the Company has undertaken a review of the compensation provided to its outside directors; and

WHEREAS, as a result of such review, consultants to the Company recommend, and the Company and the Board deem it desirable to amend the Plan in certain respects; and

WHEREAS, an amendment titled, "Amendment No. 3" has this day been presented to the Board for its review and approval.

NOW THEREFORE, BE IT RESOLVED that the "Amendment No. 3" this day presented to this meeting be, and it is hereby approved and adopted effective, July 10, 2002.

BE IT FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Company be, and hereby is, directed to sign a copy of said Amendment No. 3 presented to this meeting for the purpose of identifying it and filing such copy as identified with the papers relating to this meeting.

Walgreen Co. Nonemployee Director Stock Plan Amendment No. 3

Section 5.1 of the Plan shall be replaced by the following:

5.1. Annual Equity Grants. Commencing November 1, 2002, and on each November 1 thereafter, each Nonemployee Director shall receive an annual equity grant of shares, with said number of shares equal to the number determined by dividing eighty thousand dollars ($80,000) by the Fair Market Value of a share on November 1 of the relevant year, or a proportionate share of such grant based on full months of service as a Nonemployee Director since the prior November 1. In lieu of issuing fractional shares, the Company shall round to the nearest full share.